Exhibit 99.1

( BW)(CA-AMGEN)(AMGN) Amgen’s First Quarter 2004 Adjusted Earnings Per Share Increased 36 Percent to 57 Cents

Business Editors

THOUSAND OAKS, Calif.—(BUSINESS WIRE)—April 22, 2004—Amgen Inc. (Nasdaq:AMGN):

•	First Quarter 2004 GAAP Earnings Per Share Increased 41 Percent to 52 Cents

•	Total Product Sales Increased 35 Percent

•	First Quarter Worldwide Sales of Aranesp(R) Increased More Than 100 Percent

•	First Quarter ENBREL(R) Sales Achieved 45 Percent Growth

Amgen Inc. (Nasdaq:AMGN), the world’s largest biotechnology company, today announced that adjusted earnings per share for the first quarter of 2004 were 57 cents versus adjusted earnings per share of 42 cents for the first quarter of 2003, an increase of 36 percent. First quarter GAAP earnings per share increased 41 percent to 52 cents.

First quarter sales were strong with total product sales of $2.2 billion, increasing 35 percent over 2003. Aranesp(R) sales increased in both U.S. and international markets by more than 100 percent each and ENBREL(R) sales increased 45 percent year-over-year. U.S. product sales were $1.8 billion, an increase of 27 percent versus the first quarter of last year. International sales were $390 million for the first quarter of 2004 versus $208 million for the same quarter last year, an increase of 87 percent. Without the beneficial impact of foreign exchange in the first quarter of 2004, international sales would have grown 58 percent.

Total revenue increased 33 percent to $2.3 billion in the first quarter of 2004 versus the same period in 2003. Adjusted net income was $752 million in the first quarter of 2004 versus adjusted net income of $558 million in the first quarter of 2003, a 35 percent increase.

Adjusted earnings per share and adjusted net income for the three months ended March 31, 2004 and 2003 exclude certain expenses related to the acquisition of Immunex Corporation in 2002. These expenses are detailed on the reconciliation tables below.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Amgen reported earnings per share of 52 cents in the first quarter of 2004 versus 37 cents in the first quarter of 2003, a 41 percent increase. GAAP net income for the first quarter of 2004 was $690 million versus $493 million in the first quarter of 2003, an increase of 40 percent.

“In the first quarter, Amgen continued to deliver strong operating results. In addition, the quarter encompassed two significant first-time events for the company: the approval of our first small molecule, Sensipar(TM) (cinacalcet HCl), for the treatment of secondary hyperparathyroidism in dialysis patients and our first R&D Day event in New York City. We believe both events underscore our focus on developing innovative therapies to treat grievous illnesses,” said Kevin Sharer, chairman and chief executive officer.

“Also in the quarter, we announced our intention to acquire Tularik, which should allow us to expand our research and gain a presence into the San Francisco Bay Area’s biotechnology hub while bringing a wealth of talent and innovation in gene regulation with small molecules,” Sharer added.

Product Sales Performance and Expenses

For the first quarter of 2004, combined worldwide sales of EPOGEN(R) (epoetin alfa), Amgen’s anemia therapy for patients on dialysis, and Aranesp (darbepoetin alfa), its latest anemia product for the treatment of anemia associated with chronic renal failure and anemia due to chemotherapy, increased 41 percent to $1.1 billion from $802 million for the first quarter of 2003. This increase was primarily driven by worldwide Aranesp sales. EPOGEN sales were $590 million for the first quarter of 2004, an increase of 8 percent over the same quarter last year. The company believes this growth was primarily due to changes in wholesaler inventory and to a lesser extent a favorable revised estimate of dialysis demand for prior quarters. This revised estimate of demand is primarily spillover. Spillover is a result of the company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s 2003 Form 10-K for a more detailed discussion of this relationship and a description of spillover.)

For the full year 2004, the company continues to believe that underlying dialysis patient growth of approximately 4 percent will principally drive EPOGEN sales.

Worldwide Aranesp sales in the first quarter of 2004 were $543 million versus $255 million in the first quarter of last year, a 113 percent increase over the first quarter of the prior year. The company believes worldwide Aranesp sales were primarily driven by demand. First quarter U.S. Aranesp sales were $330 million versus $158 million last year. International Aranesp sales were $213 million versus $97 million in the first quarter last year. The growth in international Aranesp sales was aided by $33 million in foreign exchange benefits due to a weaker U.S. dollar.

Combined worldwide sales of Neulasta(R) (pegfilgrastim) and NEUPOGEN(R) (filgrastim) increased 22 percent to $664 million from $542 million in the first quarter last year. This increase was primarily driven by worldwide Neulasta sales. Worldwide Neulasta sales increased 53 percent to $395 million in the first quarter of 2004, including $58 million of international sales. U.S. Neulasta sales increased 33 percent to $336 million in the first quarter versus $252 million for the first quarter last year, and were demand driven.

Worldwide NEUPOGEN sales were $269 million in the first quarter of 2004 versus $284 million in the prior year, a decrease of 5 percent. First quarter NEUPOGEN sales in the U.S. were $172 million versus $194 million in the first quarter of 2003, a decrease of 11 percent, principally due to lower demand.

International sales of NEUPOGEN were $97 million versus $90 million in the first quarter of last year. Sales in the first quarter benefited by $15 million from the impact of foreign exchange. Neulasta is Amgen’s once-per-cycle product for decreasing the risk of chemotherapy-related infections due to neutropenia, and NEUPOGEN is used to decrease the incidence of many types of cancer-related chemotherapy infections.

ENBREL (etanercept), Amgen’s leading inflammation biologic, had first quarter sales of $397 million, a 45 percent increase over first quarter 2003 sales of $274 million. The increase was driven by greater demand in rheumatology due to greater use of biologics and wider use by dermatologists driven by the psoriatic arthritis indication. ENBREL was re-launched in the first quarter of 2003, following FDA approval of the company’s Rhode Island manufacturing facility.

Operating expenses on an adjusted basis in both periods were as follows:

•	Cost of sales increased to $372 million in the first quarter of 2004 from $278 million in the first quarter of 2003 primarily due to increased sales volumes. Cost of sales as a percentage of product sales remained unchanged compared to first quarter of 2003.

•	In the first quarter of 2004, Research and Development (R&D) expense was $433 million versus $342 million in the first quarter of 2003. This increase was primarily due to higher staff-related expenses, higher R&D costs including collaborations, and higher clinical manufacturing costs.

•	Selling, general and administrative (SG&A) expense was $512 million in the first quarter of 2004 versus $376 million for the prior year. This increase was primarily due to higher staff-related expenses and higher outside marketing expense to support the company’s products in competitive markets and sales growth. Outside marketing expenses include the Wyeth profit share related to ENBREL.

The first quarter adjusted tax rate was 28.2 percent. On a full year basis, the company expects the tax rate to be lower than first quarter’s rate.

In the first quarter of 2004, share repurchases were $650 million representing the repurchase of approximately 10 million shares. Capital expenditures in the first quarter were $386 million compared to $268 million for the same period a year ago. The increase was principally related to the company’s Puerto Rico manufacturing and Thousand Oaks site expansion, and the building of a new ENBREL manufacturing plant in Rhode Island. The company’s cash and marketable securities were $4.5 billion at the end of the quarter.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2003, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

EDITOR’S NOTE: An electronic version of this news release may be accessed via our web site at www.amgen.com. Visit the Corporate Center and click on Amgen News. Journalists and media representatives may sign up to receive all news releases electronically at time of announcement by filling out a short form in the Amgen News section of the web site.

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2004
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$2,207.8	$—		$2,207.8
Other	135.2	—		135.2

Total revenues	2,343.0	—		2,343.0

Operating expenses:
Cost of sales	373.2	(1.7	)(1)	371.5
Research and development	441.3	(8.4	)(1)	432.9
Selling, general and administrative	516.5	(4.1	)(1)	512.4
Amortization of intangible assets	83.9	(83.9	)(2)	—

Total operating expenses	1,414.9	(98.1)		1,316.8

Operating income	928.1	98.1		1,026.2

Interest and other income (expense), net	21.1	—		21.1

Income before income taxes	949.2	98.1		1,047.3

Provision for income taxes	259.0	36.0	(3)	295.0

Net income	$690.2	$62.1		$752.3

Earnings per share:
Basic	$0.54			$0.59
Diluted (4)	$0.52			$0.57
Shares used in calculation of earnings per share:
Basic	1,279.4			1,279.4
Diluted (4)	1,332.5			1,332.5

	Three Months Ended March 31, 2003
	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$1,635.9	$—		$1,635.9
Other	125.3	—		125.3

Total revenues	1,761.2	—		1,761.2

Operating expenses:
Cost of sales	283.3	(4.9	)(1)	278.4
Research and development	351.3	(9.7	)(1)	341.6
Selling, general and administrative	380.5	(4.8	)(1)	375.7
Amortization of intangible assets	83.9	(83.9	)(2)	—

Total operating expenses	1,099.0	(103.3)		995.7

Operating income	662.2	103.3		765.5

Interest and other income (expense), net	25.9	—		25.9

Income before income taxes	688.1	103.3		791.4

Provision for income taxes	194.8	38.7	(3)	233.5

Net income	$493.3	$64.6		$557.9

Earnings per share:
Basic	$0.38			$0.43
Diluted (4)	$0.37			$0.42

Shares used in calculation of earnings per share:
Basic	1,290.5			1,290.5
Diluted (4)	1,349.9			1,349.9

(1) - (4)    See explanatory notes

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(1)	To exclude the incremental compensation payable to certain Immunex Corporation employees principally under the Immunex Corporation short-term retention plan. The total estimated remaining costs of such retention benefits is approximately $10 million, pre-tax, and will be incurred through the quarter ending June 30, 2004.

(2)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL(R), related to the Immunex Corporation acquisition. The total annual non-cash charge is currently estimated to be approximately $340 million, pre-tax.

(3)	To reflect the tax effect of the above adjustments.

(4)	The following tables present the computations for GAAP and “Adjusted” diluted earnings per share computed under the treasury stock and the “if-converted” methods:

	Three Months Ended March 31, 2004		Three Months Ended March 31, 2003
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$690.2	$752.3	$493.3	$557.9
Adjustment for interest expense on Convertible Notes, net of tax	5.3	5.3	5.2	5.2

Net income for diluted EPS, after assumed conversion of Convertible Notes	$695.5	$757.6	$498.5	$563.1

Shares (Denominator):
Weighted-average shares for basic EPS	1,279.4	1,279.4	1,290.5	1,290.5
Effect of Dilutive Securities	18.1	18.1	24.4	24.4
Effect of Convertible Notes, after assumed conversion of Convertible Notes	35.0	35.0	35.0	35.0

Adjusted weighted-average shares for diluted EPS	1,332.5	1,332.5	1,349.9	1,349.9

Diluted earnings per share	$0.52	$0.57	$0.37	$0.42

Amgen Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2004		December 31, 2003
Assets
Current assets:
Cash and marketable securities	$4,509.1		$5,122.9
Trade receivables, net	1,195.2		1,007.9
Inventories	736.7		712.6
Other current assets	494.4		558.8

Total current assets	6,935.4		7,402.2
Property, plant, and equipment, net	4,086.3		3,799.4
Intangible assets, net	4,408.0		4,455.5
Goodwill	9,707.0		9,715.9
Other assets	842.7		803.5

Total assets	$25,979.4		$26,176.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,888.5		$2,246.3
Convertible notes	2,887.6	(a)	—

Total current liabilities	4,776.1		2,246.3
Deferred tax liabilities	1,432.0		1,461.6
Long-term debt	200.0		3,079.5	(a)
Stockholders’ equity	19,571.3		19,389.1

Total liabilities and stockholders’ equity	$25,979.4		$26,176.5

Shares outstanding	1,277.6		1,283.7

(a)	Holders of the Convertible Notes may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2005 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of March 31, 2004, the Convertible Notes have been reclassified from long-term debt to current liabilities.

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
EPOGEN(R) - U.S.	$590.0	$547.1
Aranesp(R) - U.S.	329.6	157.9
Aranesp(R) - International	213.0	96.9
Neulasta(R) - U.S.	336.3	252.4
Neulasta(R) - International	58.4	5.5
NEUPOGEN(R) - U.S.	172.3	194.0
NEUPOGEN(R) - International	96.7	90.0
ENBREL(R) - U.S.	381.7	264.5
ENBREL(R) - International	15.6	9.5
Other product sales - U.S.	7.8	11.6
Other product sales - International	6.4	6.5

Total product sales	$2,207.8	$1,635.9

U.S.	$1,817.7	$1,427.5
International	390.1	208.4

	$2,207.8	$1,635.9

CONTACT:	Amgen, Thousand Oaks
Sabrina Johnson, 805-447-4587 (Media)
Cary Rosansky, 805-447-1060 (Investors)

SOURCE:	Amgen